Press Release

November 4, 2024
Otter Tail Corporation Announces Third Quarter Earnings, Increases Consolidated 2024 Annual Earnings Guidance
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended September 30, 2024.
SUMMARY
•Midpoint of 2024 earnings guidance increased $0.15 to $7.07 per share.
•Diluted earnings per share decreased 7% to $2.03 per share compared to the third quarter of 2023.
•Return on equity of 20% over the trailing twelve months.
CEO OVERVIEW
“Our team members continue to perform well as they navigate changing market conditions,” said President and CEO Chuck MacFarlane. “While third quarter earnings were lower than the same time last year, electric segment earnings increased 16 percent, or $4 million, primarily due to the impact of interim rates in North Dakota and the financial impact of a Federal Energy Regulatory Commission ruling on transmission owner returns on equity. Plastics segment earnings decreased 8 percent, or $5 million, as the sales prices of PVC pipe continue to decline. The manufacturing segment is experiencing demand related headwinds across several of its end markets, resulting in a decrease in earnings of 71 percent, or $5 million, due to lower sales volumes. Year to date earnings are ahead of last year by 4 percent and support the increase to our 2024 earnings guidance.
“Otter Tail Power continues to execute on its significant rate base growth plan, which includes investments to support safe, reliable, increasingly clean and affordable electric service for our customers. Our wind repowering project remains on schedule and we expect to finish the equipment upgrades at the first of four owned wind energy centers later this year. We look forward to completing this project in its entirety next year as it will increase the efficiency of these wind sites while simultaneously lowering customer bills through increased output and available tax credits.
“Our Manufacturing segment continues to face softening end market demand. We continue to take action to tightly manage costs and mitigate the impact of lower sales volumes. Despite this near-term softness, the longer term fundamentals of the segment remain strong. Our expansion project in Georgia is progressing well and we anticipate occupying the new space later this year. We look forward to bringing this additional capacity online in early 2025 to better serve our customers in the southeast.
“Despite Plastics segment earnings decreasing from the same time last year, the segment continues to perform better than anticipated, capitalizing on customer sales volume growth. Sales prices of PVC pipe continue to decline but at a slower rate than expected. The first phase of our expansion project at Vinyltech in Arizona is nearly complete and we anticipate adding large diameter PVC pipe production capability at this location later this year.
“Our diversified business model continues to serve us and our stakeholders well as it generates incremental earnings and cash flow for us to fund our rate base growth plan without any equity needs. As of September 30, 2024, our total available liquidity was $544 million.
“We are increasing and tightening our 2024 diluted earnings per share guidance to a range of $6.97 to $7.17 from our previous range of $6.77 to $7.07.”
QUARTERLY DIVIDEND
On November 4, 2024, the corporation’s Board of Directors declared a quarterly common stock dividend of $0.4675 per share. This dividend is payable December 10, 2024 to shareholders of record on November 15, 2024.
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities for the nine months ended September 30, 2024 was $322.8 million compared to $318.5 million for the nine months ended September 30, 2023, with the increase primarily due to increased earnings from our Plastics segment, partially offset by increased working capital at our Manufacturing segment.
Investing activities for the nine months ended September 30, 2024 included capital expenditures of $259.8 million and a $50.1 investment in long-term marketable securities. Capital expenditures during the period were largely within our Electric segment, including investments in our wind repowering and advanced metering projects, and also included continued investments in our facility expansion projects in Arizona and Georgia. Financing activities for the nine months ended September 30, 2024 included the issuance of $120.0 million of long-term debt at Otter Tail Power; the proceeds of which were used to repay short-term borrowings, fund capital investments, and support operating activities. Financing activities for the nine months ended September 30, 2024 also included net short-term borrowings of $14.0 million and dividend payments of $58.7 million.

As of September 30, 2024, we had $170.0 million and $93.8 million of available liquidity under our Otter Tail Corporation and Otter Tail Power Credit Agreements, respectively, along with $280.0 million of available cash and cash equivalents, for total available liquidity of $543.8 million.
SEGMENT PERFORMANCE
Electric Segment

	Three Months Ended September 30,
($ in thousands)	2024	2023	Change	% Change
Operating Revenues	$130,380	$130,326	$54	—%
Net Income	28,530	24,565	3,965	16.1

Retail MWh Sales	1,304,446	1,300,324	4,122	0.3%
Heating Degree Days	2	3	(1)	(33.3)
Cooling Degree Days	378	317	61	19.2
The following table shows heating degree days (HDDs) and cooling degree days (CDDs) as a percent of normal.

	Three Months Ended September 30,
	2024	2023
HDDs	4.7%	6.3%
CDDs	111.5%	92.2%
The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions for the three months ended September 30, 2024 and 2023.

	2024 vs Normal	2024 vs 2023	2023 vs Normal
Effect on Diluted Earnings Per Share	$0.01	$0.02	$(0.01)
Operating Revenues increased $0.1 million compared to the same period last year. Increases in retail and transmission revenue were largely offset by decreased fuel recovery revenues. Retail revenue increased due to an interim rate increase in North Dakota in connection with our current rate case and the impact of favorable weather. Transmission revenue increased due to a reduction in our estimated refund liability in connection with an order issued by FERC regarding a contested matter related to the allowed ROE during certain prior periods, which resulted in an additional nonrecurring revenue in the current period. Fuel recovery revenues decreased due to a decrease in generation from our coal-fired and natural gas facilities, thus lowering fuel consumption, as well as decreased market energy costs.
Net Income increased $4.0 million primarily due to the impact of favorable weather, interim rates in North Dakota, and the reduction of an estimated refund, as described above, as well as a decrease in property taxes in North Dakota, partially offset by increased depreciation and interest expense.
Manufacturing Segment

	Three Months Ended September 30,
(in thousands)	2024	2023	$ Change	% Change
Operating Revenues	$79,896	$100,678	$(20,782)	(20.6)%
Net Income	2,174	7,446	(5,272)	(70.8)
Operating Revenues decreased $20.8 million primarily due to a 13% decrease in sales volumes, with declines experienced primarily in the recreational vehicle, agriculture, construction, and lawn and garden end markets. Sales volumes have softened due to lower end market demand and inventory management efforts by manufacturers and dealers. A 37% decline in scrap metal revenues, largely driven by lower production volumes, and a 6% decrease in steel costs, which are passed through to customers, also contributed to the decrease in operating revenues.
Net Income decreased $5.3 million primarily due to lower sales volumes and lower scrap metal sales, as described above, as well as a decrease in margins at both our contract metal fabricator and our plastics thermoforming manufacturer. Decreased profit margins were driven by the mix of products sold in the current period compared to the same period last year, and reduced leveraging of fixed manufacturing costs resulting from decreased production and sales volumes.

Plastics Segment

	Three Months Ended September 30,
(in thousands)	2024	2023	$ Change	% Change
Operating Revenues	$127,757	$127,052	$705	0.6%
Net Income	54,479	59,162	(4,683)	(7.9)
Operating Revenues increased $0.7 million as a 13% increase in sales volumes, driven by continued customer sales volume growth and distributor and end market demand, was largely offset by continued declining sales prices. Sales prices have steadily declined throughout the year and decreased 11% compared to the same period last year.
Net Income decreased $4.7 million primarily due to decreased sales prices, as described above, and increased general and administrative expenses.
Corporate

	Three Months Ended September 30,
(in thousands)	2024	2023	$ Change	% Change
Net Income	$296	$801	$(505)	(63.0)%
Net Income decreased $0.5 million primarily due to increased insurance and employee benefit expenses, partially offset by increased investment income earned on our short- and long-term investments, as well as gains on our corporate-owned life insurance policies.
2024 BUSINESS OUTLOOK
We are increasing our 2024 diluted earnings per share range to $6.97 to $7.17. We expect our earnings mix in 2024, based on our updated guidance, to be approximately 30% from our Electric segment and 70% from our Manufacturing and Plastics segments, net of corporate costs.
The segment components of our 2024 diluted earnings per share guidance compared with actual earnings for 2023 are as follows:

		2024 EPS Guidance		2024 EPS Guidance
	2023 EPS by Segment	August 5, 2024		November 4, 2024
		Low	High	Low	High
Electric	$2.01	$2.13	$2.17	$2.13	$2.17
Manufacturing	0.51	0.36	0.40	0.30	0.34
Plastics	4.47	4.35	4.54	4.61	4.70
Corporate	0.01	(0.07)	(0.04)	(0.07)	(0.04)
Total	$7.00	$6.77	$7.07	$6.97	$7.17
Return on Equity	22.1%	18.3%	19.0%	18.8%	19.3%
The following items contribute to our revised 2024 earnings guidance:
Electric Segment - We are maintaining our guidance, expecting earnings to increase 7% over 2023.
Manufacturing Segment - We are decreasing our segment earnings guidance based on:
•Anticipated lower sales volumes in the fourth quarter as demand continues to soften across most end markets and manufacturers tightly manage inventories through year-end, and
•Product pricing pressures and lower scrap revenues within our metal fabrication business, partially offset by reduced operating costs as we align our production costs with the current demand environment.
Plastics Segment - We are increasing our segment earnings guidance based on:
•Better than expected financial results in the third quarter of 2024, and
•A slower decline in product sales prices than previously expected and increased sales volumes in the fourth quarter of 2024.
Corporate Costs - We are maintaining our corporate cost guidance.
CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, November 5, 2024, at 10:00 a.m. CT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, visit and follow the link provided in the press release announcing the upcoming conference call.

FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “future,” “goal,” “intend,” “likely,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “probable,” “projected,” “should,” “target,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which may include statements regarding 2024 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future raw materials availability and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements, involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of future investments and capital expenditures; rate base levels and rate base growth; risks associated with energy markets; the availability and pricing of resource materials; inflationary cost pressures; attracting and maintaining a qualified and stable workforce; changing macroeconomic and industry conditions that impact the demand for our products, pricing and margin; long-term investment risk; seasonal weather patterns and extreme weather events; counterparty credit risk; future business volumes with key customers; reductions in our credit ratings; our ability to access capital markets on favorable terms; assumptions and costs relating to funding our employee benefit plans; our subsidiaries’ ability to make dividend payments; cybersecurity threats or data breaches; the impact of government legislation and regulation including foreign trade policy and environmental; health and safety laws and regulations; changes in tax laws and regulations; the impact of climate change including compliance with legislative and regulatory changes to address climate change; expectations regarding regulatory proceedings, including state utility commission approval of resource plans, assigned service areas, the siting and construction of major facilities, capital structure, and allowed customer rates; actual and threatened claims or litigation; and operational and economic risks associated with our electric generating and manufacturing facilities. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings
About the Corporation: Otter Tail Corporation, a member of the S&P SmallCap 600 Index, has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
Media Contact:    Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
Investor Contact:    Beth Eiken, Manager of Investor Relations, (701) 451-3571
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OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per-share amounts)	2024	2023	2024	2023
Operating Revenues
Electric	$130,380	$130,326	$384,696	$395,997
Product Sales	207,653	227,730	642,741	638,856
Total Operating Revenues	338,033	358,056	1,027,437	1,034,853
Operating Expenses
Electric Production Fuel	14,991	19,603	45,009	45,928
Electric Purchased Power	10,735	10,895	42,507	57,932
Electric Operating and Maintenance Expense	43,737	43,534	136,367	134,604
Cost of Products Sold (excluding depreciation)	111,444	118,303	342,962	351,330
Nonelectric Selling, General, and Administrative Expenses	18,829	15,863	55,896	51,433
Depreciation and Amortization	27,051	24,548	79,579	72,636
Electric Property Taxes	3,705	4,194	11,691	13,151
Total Operating Expenses	230,492	236,940	714,011	727,014
Operating Income	107,541	121,116	313,426	307,839
Other Income and (Expense)
Interest Expense	(11,173)	(9,175)	(31,225)	(28,285)
Nonservice Components of Postretirement Benefits	2,367	2,289	7,197	7,122
Other Income (Expense), net	5,421	2,471	14,491	7,841
Income Before Income Taxes	104,156	116,701	303,889	294,517
Income Tax Expense	18,677	24,727	57,077	58,093
Net Income	$85,479	$91,974	$246,812	$236,424

Weighted-Average Common Shares Outstanding:
Basic	41,800	41,680	41,770	41,663
Diluted	42,081	42,058	42,068	42,028
Earnings Per Share:
Basic	$2.04	$2.21	$5.91	$5.67
Diluted	$2.03	$2.19	$5.87	$5.63

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

	September 30,	December 31,
(in thousands)	2024	2023
Assets
Current Assets
Cash and Cash Equivalents	$280,020	$230,373
Receivables, net of allowance for credit losses	186,273	157,143
Inventories	153,233	149,701
Regulatory Assets	7,860	16,127
Other Current Assets	22,927	16,826
Total Current Assets	650,313	570,170
Noncurrent Assets
Investments	121,421	62,516
Property, Plant and Equipment, net of accumulated depreciation	2,604,869	2,418,375
Regulatory Assets	95,537	95,715
Intangible Assets, net of accumulated amortization	6,018	6,843
Goodwill	37,572	37,572
Other Noncurrent Assets	51,009	51,377
Total Noncurrent Assets	2,916,426	2,672,398
Total Assets	$3,566,739	$3,242,568

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$67,401	$81,422
Accounts Payable	88,885	94,428
Accrued Salaries and Wages	31,320	38,134
Accrued Taxes	29,150	26,590
Regulatory Liabilities	43,685	25,408
Other Current Liabilities	39,149	43,775
Total Current Liabilities	299,590	309,757
Noncurrent Liabilities and Deferred Credits
Pension Benefit Liability	32,388	33,101
Other Postretirement Benefits Liability	28,074	27,676
Regulatory Liabilities	282,997	276,547
Deferred Income Taxes	251,105	237,273
Deferred Tax Credits	14,613	15,172
Other Noncurrent Liabilities	80,978	75,977
Total Noncurrent Liabilities and Deferred Credits	690,155	665,746
Commitments and Contingencies
Capitalization
Long-Term Debt	943,663	824,059
Shareholders’ Equity
Common Shares	209,140	208,553
Additional Paid-In Capital	427,751	426,963
Retained Earnings	994,461	806,342
Accumulated Other Comprehensive Income	1,979	1,148
Total Shareholders' Equity	1,633,331	1,443,006
Total Capitalization	2,576,994	2,267,065
Total Liabilities and Shareholders' Equity	$3,566,739	$3,242,568

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months Ended September 30,
(in thousands)	2024	2023
Operating Activities
Net Income	$246,812	$236,424
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	79,579	72,636
Deferred Tax Credits	(559)	(558)
Deferred Income Taxes	8,840	10,800
Investment Gains	(5,259)	(3,734)
Stock Compensation Expense	8,082	6,975
Other, net	(2,167)	(164)
Change in Operating Assets and Liabilities:
Receivables	(29,130)	(48,782)
Inventories	(2,198)	4,873
Regulatory Assets	7,209	8,387
Other Assets	(2,785)	3,899
Accounts Payable	3,180	(511)
Accrued and Other Liabilities	(5,745)	13,858
Regulatory Liabilities	24,083	21,601
Pension and Other Postretirement Benefits	(7,167)	(7,209)
Net Cash Provided by Operating Activities	322,775	318,495
Investing Activities
Capital Expenditures	(259,750)	(229,849)
Proceeds from Disposal of Noncurrent Assets	6,684	4,746
Purchases of Investments and Other Assets	(59,100)	(6,915)
Net Cash Used in Investing Activities	(312,166)	(232,018)
Financing Activities
Net (Repayments) Borrowings on Short-Term Debt	(14,021)	43,292
Proceeds from Issuance of Long-Term Debt	120,000	—
Dividends Paid	(58,693)	(54,792)
Payments for Shares Withheld for Employee Tax Obligations	(6,457)	(3,088)
Other, net	(1,791)	(1,671)
Net Cash Provided by (Used in) Financing Activities	39,038	(16,259)
Net Change in Cash and Cash Equivalents	49,647	70,218
Cash and Cash Equivalents at Beginning of Period	230,373	118,996
Cash and Cash Equivalents at End of Period	$280,020	$189,214

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Operating Revenues
Electric	$130,380	$130,326	$384,696	$395,997
Manufacturing	79,896	100,678	275,961	309,936
Plastics	127,757	127,052	366,780	328,920
Total Operating Revenues	$338,033	$358,056	$1,027,437	$1,034,853

Operating Income (Loss)
Electric	$36,471	$33,142	$88,108	$88,427
Manufacturing	2,683	8,829	19,699	26,657
Plastics	73,745	80,119	219,136	200,836
Corporate	(5,358)	(974)	(13,517)	(8,081)
Total Operating Income	$107,541	$121,116	$313,426	$307,839

Net Income
Electric	$28,530	$24,565	$69,486	$67,420
Manufacturing	2,174	7,446	14,271	20,276
Plastics	54,479	59,162	161,829	148,240
Corporate	296	801	1,226	488
Total Net Income	$85,479	$91,974	$246,812	$236,424